UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2013

Terra Tech Corp.
 (Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-54358
(Commission File Number)

26-3062661
 (IRS Employer Identification No.)

18101 Von Karman, Third Floor
Irvine, California 92612
 (Address of principal executive offices)(Zip Code)

(855) 447-6967
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2013, the board of directors of Terra Tech Corp. (the “Company”) appointed Ken Vande Vrede as a director of the Company.

Mr. Vande Vrede, age 36, has served as President of Gro-rite Inc. since January 2012.   Gro-rite is a New Jersey-based retail business which sells products and services related to greenhouse technology, and innovative and sustainable growing techniques.  From January 2006 until December 2011, Mr. Vande Vrede served as Vice President of Gro-rite Inc.  From March 1996 until December 2005, he served as Manager of Gro-rite Inc.  Since September 2010, Mr. Vande Vrede has also served as Director of New Business and Marketing at Edible Garden, which is a sustainable hydroponic herbs and lettuce grower that provides fresh, locally grown herbs and leafy greens to supermarkets and restaurants.   Since January 2007, Mr. Vande Vrede has also served as Managing Partner at Naturally Beautiful Plant Products LLC.  Mr. Vande Vrede is also currently an owner of Gro-rite Landscape Services LLC.  Mr. Vande Vrede attended Montclair State University from 1996 until 1999, where he majored in Business.

Mr. Vande Vrede’s entrepreneurial experience and success in gardening retail and specialty farming, evidenced by his ideas which led to the establishment of the businesses in which he works, and his management experience, led to our conclusion that Mr. Vande Vrede should be serving as a member of our board of directors in light of our business and structure.

Mr. Vande Vrede, the beneficial holder of 100,000 shares of common stock of the Company, does not have any agreement, arrangement or understanding with the Company in connection with being appointed a director.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Terra Tech Corp. (Registrant)

Date: February 28, 2013	By:	/s/ Derek Peterson
Derek Peterson
President and Chief Executive Officer